Exhibit 99.1

FDA Approves CardiAMP® Heart Failure II Protocol Amendment to Use Proprietary Cell Population Analysis Screening to Define Treatment

●	Patented personalized medicine approach for patient dosing for autologous cell therapy

●	Expected to meaningfully enhance clinical experience and market opportunity

Sunnyvale, Calif. – August 21, 2024 - BioCardia, Inc. [Nasdaq: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, announced today that the FDA has approved a protocol amendment for the CardiAMP Heart Failure II Trial, BioCardia’s confirmatory Phase 3 trial of its autologous CardiAMP cell therapy product candidate for patients with ischemic heart failure of reduced ejection fraction (HFrEF). The protocol amendment allows patients who would have previously been excluded from treatment to receive additional cell deliveries to achieve the same target minimum dosage utilizing a treatment plan informed by the preprocedural CardiAMP Cell Population Analysis.

“This is a substantial advance in autologous cell therapy built on the analysis of clinical data from the 125 patients enrolled in our CardiAMP Heart Failure I Trial,” said Debby Holmes-Higgin, Vice President of Clinical at BioCardia. “This modification is expected to enable the same dosing result to be achieved for more patients, and enhance the ease, efficiency, and experience for patients, physicians, and coordinators, in the CardiAMP Heart Failure II Trial.”

The CardiAMP Cell Population Analysis approach was developed to select patients most likely to respond to therapy based on their therapeutic cell composition at screening. In the CardiAMP Heart Failure II Trial, available clinical results enabled both refinement of the algorithm and development of a personalized treatment plan for patients below the Cell Population Analysis acceptance criteria. Such treatment plans adjust the number of dosing aliquots for patients with lower concentrations of important specified cells. Combined, the algorithm modifications and development of the treatment plan approach are expected to considerably increase the number of patients eligible for the trial.

About CardiAMP Cell Therapy

Designated by the FDA as a Breakthrough Therapy, CardiAMP Cell Therapy uses a patient’s own bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response.  CardiAMP Cell Therapy incorporates three proprietary elements not previously utilized in investigational cardiac cell therapy: a pre-procedural cell population analysis for patient selection and treatment planning, a high target dosage of cells, and a proprietary delivery system that has been shown to be safer than other intramyocardial delivery systems and exponentially more successful in cell retention. Clinical development to date in randomized controlled double blinded trials has shown trends towards enhanced patient survival, reduced major adverse cardiac events, and improved quality of life. The CardiAMP clinical development for heart failure is supported by the Maryland Stem Cell Research Fund and is reimbursed by Center for Medicare and Medicaid Services (CMS) for both treatment and control procedures.

CAUTION - Limited by United States law to investigational use.

About the CardiAMP Heart Failure Clinical Development

BioCardia expects final study results from the randomized double blinded controlled one hundred and twenty-five subjects CardiAMP Heart Failure I Trial in November 2024. Interim results demonstrated a 37% relative risk reduction in all cause death with 90% of the follow-up data available. BioCardia’s clinical team is actively working with investigational sites performing source data verifications with the goal of sharing final results with both the Food and Drug Administration and Japan’s Pharmaceutical and Medical Device Agency.

The confirmatory CardiAMP Heart Failure II Trial focuses on patients in active heart failure who demonstrated the greatest benefits in the interim results of the CardiAMP Heart Failure I Trial. This subgroup of patients showed strong signals of benefit with 86% relative risk reduction in mortality and the primary outcome measure approaching statistical significance at two years.

The CardiAMP Heart Failure II Trial also uses a validated quality of life patient self-assessment instrument as the third component of the primary endpoint instead of the distance walked in six minutes. This endpoint would have been statistically significant in the patients with active heart failure that are the focus of the CardiAMP Heart Failure II Trial (p=0.03). The study design has > 90% power or probability of demonstrating statistical significance based on the CardiAMP HF I interim results.

The world class cardiologists who comprise the Co-National principal investigators, Executive Steering Committee Members, Clinical Events Committee and the Data Safety Monitoring Board from the CardiAMP Heart Failure I Trial are all continuing with the CardiAMP Heart Failure II Trial with world class additions. Many clinical sites are in active stages or being onboarded and activated.

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms. For more information visit: www.BioCardia.com.

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the Company’s investigational product candidates, the potential benefits of CardiAMP cell therapy for patients with ischemic HFrEF, the expected impacts from the protocol amendments and the rate of enrollment in clinical trials ahead. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2024, under the caption titled “Risk Factors” and in its subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120